CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated November 29, 2021, relating to the financial statements and financial highlights of Highland Small-Cap Equity Fund, a series of Highland Funds II, for the year ended September 30, 2021, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Trust History and Additional Information” and “Financial Statements” in the Statement of Additional Information.

COHEN & COMPANY, LTD.

Cleveland, Ohio

January 27, 2022

C O H E N & C O M P A N Y , L T D .

800.229.1099 | 866.818.4538 fax | cohencpa.com

Registered with the Public Company Accounting Oversight Board